FUTURES INVESTMENT COMPANY
                               5914 N. 300 West
                              Fremont, IN  46737

                                (260) 833-1306
                           facsimile (260) 833-4411

 						August 23, 2012


Ms. Sonia G. Barros, Esq.
Division of Corporate Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:	Atlas Futures Fund, Limited Partnership
	File No. 333-170235

Dear Ms. Barros,

We hereby advise that no preliminary copies of the Prospectus have been distributed. We also request acceleration of the above referenced Registration Statement on Form S-1 to 12:00 P.M. Eastern Standard Time on Monday, August 27, 2012, or as soon thereafter as practicable.


						Very truly yours,

						Futures Investment Company


						By:  /s/ Michael Pacult
						Michael Pacult, President

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                    ATLAS FUTURES FUND, LIMITED PARTNERSHIP
                               5914 N. 300 West
                              Fremont, IN  46737

                                (260) 833-1306
                           facsimile (260) 833-4411

						August 23, 2012


Ms. Sonia G. Barros, Esq.
Division of Corporate Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:	Atlas Futures Fund, Limited Partnership
	File No. 333-170235

Dear Ms. Barros,

We hereby request acceleration of the above referenced Registration Statement on Form S-1 to 12:00 P.M. Eastern Standard Time on Monday, August 27, 2012, or as soon thereafter as practicable.

						Very truly yours,

						Atlas Futures Fund, Limited Partnership


						By: /s/ Michael Pacult
						Michael Pacult, President
						Ashley Capital Management, Inc.
						The General Partner


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